Exhibit 4.1

PRUDENTIAL PLC

THE PRUDENTIAL LONG TERM INCENTIVE PLAN

Approved by the Company in general

meeting on 16 May 2013 and adopted by the

Remuneration Committee on 16 May 2013.

THE PRUDENTIAL LONG TERM INCENTIVE PLAN

1.	DEFINITIONS

1.1	In this Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings:

Approval Date means the date of the approval of the Plan by the Company in general meeting;

Award means a Conditional Award or a Restricted Award granted under the Plan;

Award Letter means, in respect of an Award, the document setting out the rights and obligations attaching to the Award subject to the Rules;

Cause means termination of employment in circumstances which entitle a Participant’s employer to dismiss him summarily under the terms of his employment contract or under the law of the jurisdiction applicable to the Participant’s employment at the time of such termination;

Close Period means, in relation to a Participant, a period when dealings in Shares are prohibited under the Model Code or under any statute, regulation or similar code to which the Company is subject;

the Committee means the remuneration committee of the board of directors of the Company or any other duly authorised committee;

the Company means Prudential pIc;

Conditional Award means a conditional right to acquire Shares under the Plan;

Control means, in relation to a body corporate, the power of a person to secure:

(a)	by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate that the affairs of the first-mentioned body corporate are conducted in accordance with the wishes of that person and Controlled will be construed accordingly;

Date of Grant means, in respect of an Award, the date on which it is granted;

Dealing Day means any day on which the London Stock Exchange is open for business;

Eligible Employee means any person who, at the Date of Grant, is an employee of the Group (including any executive director of the Company);

Employees’ Share Plan means any employee share scheme of the Company as defined in section 1166 Companies Act 2006;

Financial Year means the financial year of the Company from time to time;

Grant Period means the period of 42 days commencing on any of the following:

(a)	the day immediately following the Approval Date;

(b)	the day after the date on which the Company makes an announcement of its results for the last preceding Financial Year, half year, quarter or other period;

(c)	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards and for the avoidance of doubt the hire of a new Eligible Employee may fall to be treated as such an exceptional circumstance; or

(d)	the day following the lifting of any applicable restrictions imposed by statute, order or regulation, including the Model Code.

the Group means the Company and the Subsidiaries and member of the Group shall be construed accordingly;

Market Value means, in relation to a Share on any Dealing Day, the average of the middle market closing quotation of a Share as derived from the Daily Official List of the London Stock Exchange (or from any other stock exchange on which Shares are listed) over the period of three consecutive Dealing Days immediately preceding that Dealing Day or, at the discretion of the Committee, the middle market quotation or the closing price for a Share as so derived for the immediately preceding Dealing Day or on the day itself;

Model Code means the Model Code on directors’ dealings in securities set out in the annex referred to in the listing rules of the United Kingdom Listing Authority;

Participant means any individual who holds a subsisting Award (including, where the context permits, the legal personal representative of a deceased Participant);

Performance Conditions mean, in respect of an Award, the conditions specified by the Committee at the Date of Grant in relation to the Award, as amended from time to time;

Performance Period means, in respect of an Award, unless foreshortened in accordance with the Rules, a period of three years commencing on the Start Date (or such other period in accordance with Rule 6.3) during which the Performance Condition is to be satisfied or such longer period as the Committee may specify for specific Participants;

the Plan means the Prudential Long Term Incentive Plan, as may be amended from time to time in accordance with the Rules;

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Restricted Award means an appropriation of Shares to a Participant subject to such restrictions as shall be specified at the Date of Grant but which shall be consistent with the conditions applicable to a Conditional Award in accordance with the Rules;

Rules means the rules of the Plan as may be amended from time to time;

Share Plan Committee means the committee established by the board of directors of the Company to administer the Plan;

Shares means fully paid ordinary shares in the capital of the Company or American Depositary Receipts (or shares or American Depositary Receipts representing either of these following any reorganisation of the share capital of the Company);

Start Date means, in respect of an Award, the beginning of the Financial Year in which the Award is granted or such later date as may be specified by the Committee on the Date of Grant;

Subsidiary means any subsidiary of the Company within the meaning of section 1159 Companies Act 2006 over which the Company has Control;

Trustee means the trustee from time to time of any employee trust which the Committee selects to grant and/or satisfy Awards;

Variation means in relation to the equity share capital of the Company, a capitalisation issue, an offer or invitation made by way of rights, a sub-division, a consolidation or reduction or any other variation in the equity share capital of the Company;

Vesting means in relation to a Conditional Award, a Participant becoming entitled to have the Shares transferred to him and in relation to a Restricted Award, means the Shares in respect of these ceasing to be subject to the restrictions specified at the Date of Grant, in each case in accordance with the Rules and to the extent determined by the Committee in accordance with the Rules and Vest shall be construed accordingly.

Vesting Date means, in respect of an Award, the date on which the Award will normally Vest being the third anniversary of the Date of Grant (or such other anniversary in accordance with Rule 6.3), or such later anniversary as may be specified by the Committee at the Date of Grant or such other date as determined in accordance with the Rules, provided that any such anniversary or other date cannot be later than the tenth anniversary of the Date of Grant of the Award.

1.2	Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine. Headings shall be ignored in construing the Plan.

1.3	References to any act of Parliament shall include any statutory modification, amendment or re-enactment thereof.

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2.	GRANT OF AWARDS

2.1	Eligible Employee

An Eligible Employee may be recommended from time to time for the grant of an Award and the Committee will determine whether or not an Eligible Employee should be granted an Award and if so, on what basis. The grant of an Award to an Eligible Employee on a particular basis does not create the right or expectation of the grant of an Award on the same basis, or at all, in the future.

2.2	How Awards are granted

The Committee may, in its absolute discretion, determine that an Award be granted as a Conditional Award or a Restricted Award. An Award may be granted either by the Company, or the Company may request the Trustee to grant the Award, in accordance with the Rules. An Award shall be granted so that it constitutes a binding agreement between the Company or the Trustee (as the case may be) and the Participant. A single deed of grant may be executed in favour of any number of Participants. There will be no payment for the grant of an Award.

2.3	When Awards can be granted

Awards may only be granted during a Grant Period. No Award may be granted after the tenth anniversary of the Approval Date.

2.4	Approvals, consents and conditions

The grant of an Award will be subject to obtaining any necessary approval or consent required under any applicable regulations or legislation. The grant of an Award and/or the delivery of Shares in respect of a Vested Award shall also be conditional on:

(a)	any arrangements specified by the Company for the payment of taxation and any social security contributions in respect of the Award (including without limitation the right of the Company to arrange the sale on his behalf of sufficient Shares to satisfy any taxation or social security liability on his part which the Company or his employing company may be liable to withhold); and

(b)	any other terms specified by the Company in the Award Letter.

2.5	Notification of the grant of an Award

As soon as practicable after the Date of Grant, the Company shall procure the issue to a Participant of an Award Letter in respect of the Award. The Award Letter shall include the following information:

(a)	whether the Award is a Conditional Award or a Restricted Award;

(b)	the dates on which the relevant Performance Period shall start and end and the Date of Grant;

(c)	the details of the Performance Conditions imposed in accordance with Rule 3.1 and the extent to which the Performance Conditions will determine the number of Shares that may be acquired on Vesting of the Award;

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(d)	whether an Award shall be enhanced in accordance with Rule 7; and

(e)	whether the Award is subject to any other condition imposed in accordance with Rule 2.4(b).

2.6	Awards personal to Participants

An Award may not, nor may any rights in respect of it, be transferred, assigned, charged or otherwise disposed of to any person except that, on the death of a Participant, an Award may be transmitted to the Participant’s personal representatives. Any transfer or exercise otherwise than as permitted under this Rule 2.6 shall cause the Award to lapse.

2.7	Beneficial rights

To the extent that an Award is not granted as a Restricted Award, a Participant shall not have any beneficial ownership of the Shares which are the subject of an Award granted to him, and accordingly shall not have any right to any dividends or voting rights attaching to the Shares. To the extent that an Award is granted as a Restricted Award, any voting or dividend rights will be specified to the Participant in the Award Letter.

2.8	Awards not pensionable

Neither an Award nor any benefit in respect of the Plan shall be pensionable.

3.	PERFORMANCE CONDITIONS

3.1	Each Award shall be subject to one or more Performance Conditions which will determine the number of Shares which the Participant will be entitled to acquire following the Vesting of the Award, subject to any other adjustments which may be made in accordance with the Rules. The Committee may impose different Performance Conditions for Awards granted to different Participants in the same Financial Year and to Awards granted in different Financial Years.

3.2	The Performance Conditions may be amended after the Date of Grant at the discretion of the Committee if:

(a)	those circumstances which prevailed at the Date of Grant and which were relevant to the Performance Conditions when they were originally imposed have subsequently changed; and

(b)	the Committee is satisfied that any such amended Performance Conditions would be a fairer measure of performance and the Committee reasonably considers that such amended Performance Conditions are consistent with and no more or less demanding to satisfy than the original Performance Conditions.

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4.	PLAN LIMITS

4.1	The 10 per cent. limit over 10 years

The number of Shares that may be allocated under the Plan on any day cannot, when added to the aggregate of the number of Shares allocated in the previous 10 years under the Plan and any other Employees’ Share Plan adopted by the Company, exceed the number of Shares that is equal to 10 per cent. of the ordinary share capital of the Company in issue on the last Dealing Day before that day.

4.2	The 5 per cent. limit over 10 years

The number of Shares that may be allocated under the Plan on any day cannot, when added to the aggregate of the number of Shares allocated in the previous 10 years under the Plan and any other discretionary share plan adopted by the Company, exceed the number of Shares that is equal to 5 per cent. of the ordinary share capital of the Company in issue on the last Dealing Day before that day.

4.3	Exclusions from the limits in Rules 4.1 and 4.2

In calculating the limits in Rules 4.1 and 4.2, any Shares where the right to acquire them was released or lapsed without Vesting or being exercised will be disregarded. Partnership shares under any Share Incentive Plan operated by the Company will also be disregarded.

4.4	Meaning of allocation

References in Rules 4.1 and 4.2 to the allocation of Shares mean, in the case of a share award or option plan, the placing of unissued Shares or treasury Shares under award or option and, in relation to other types of Employees’ Share Plan, mean the issue and allotment of Shares or the transfer of Shares out of treasury.

4.5	Adjustment to Shares to be taken into account

Where Shares issued under the Plan or any other Employees’ Share Plan of the Company are to be taken into account for the purposes of the limits in this Rule 4 and a Variation has taken place between the date of issue of those Shares and the date on which the limit is to be calculated, then the number of Shares taken into account for the purposes of the limit will be adjusted in the manner the Board considers appropriate to take account of the Variation.

5.	INDIVIDUAL LIMITS

5.1	Subject to Rule 5.3, an Award shall not be granted to an Eligible Employee if such grant would cause the total Market Value of the maximum number of Shares that may be acquired following the Vesting of the Award (as measured at the Date of Grant) when aggregated with the total Market Value of the maximum number of Shares that may be acquired pursuant to any other Award granted to the Eligible Employee under the Plan (as measured at the Date of Grant of that Award) in the same Financial Year, to exceed 4 times the Eligible Employee’s annual basic salary in respect of his employment with the Group as at the Date of Grant.

5.2	Subject to Rule 5.3, in the case of an Eligible Employee who is working and based in the United States or such other jurisdiction as the Committee determines at the Date of

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Grant, the limit referred to in Rule 5.1 above shall be 5.5 times the Eligible Employee’s annual basic salary in respect of his employment with the Group as at the Date of Grant.

5.3	For the avoidance of doubt, the individual limit in respect of Rule 5 cannot exceed the individual limit specified from time to time in the listing rules of the Hong Kong Stock Exchange, for as long as the Shares are listed on that exchange.

6.	REPLACEMENT AWARDS ON RECRUITMENT

6.1	Forfeited incentive awards

Where an Eligible Employee has, as a result of accepting employment with a member of the Group, forfeited incentive awards made by his previous employer, the Committee will have the discretion to grant an Award to that Eligible Employee subject to Rule 6.2, to replicate, as far as possible, the terms of any forfeited incentive award (the “Forfeited Award”).

6.2	Individual limit

The Market Value of the Shares the subject of an Award granted in accordance with Rule 6 shall not exceed:

(a)	the value of the Forfeited Award as determined by the Committee on the appointment of the Eligible Employee; nor

(b)	the applicable limit in Rule 5 (taking into account the aggregate Market Value of Shares the subject of any other Award granted in the same Financial Year as the Award replacing the Forfeited Award).

6.3	Performance Conditions and Vesting Date

The Committee will determine in respect of any Award granted in accordance with Rule 6:

(a)	the Performance Condition by reference to performance indicators appropriate to the Group and referable over such Performance Period as the Committee may determine, having regard to the performance period applicable to the Forfeited Award; and

(b)	the Vesting Date, having regard to the vesting date applicable to the Forfeited Award.

7.	DIVIDEND EQUIVALENTS

If a dividend is payable on Shares between the Date of Grant and the Vesting Date and the Committee has so determined at the Date of Grant of an Award, the Award shall be enhanced by increasing the number of Shares comprised in the Award by an additional number of Shares having a Market Value at the time the dividend is paid or declared equivalent to the gross or net of tax value of the dividend. The number shall be rounded

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down to the nearest whole Share and for the purpose of this Rule 6, dividends means ordinary dividends paid in respect of Shares, unless the Committee determines otherwise in any particular case. It will not include any distribution in respect of which an adjustment is made under Rule 17. The enhanced Award shall be subject to the Rules on the same basis as the original Award, unless the Committee has determined otherwise at the Date of Grant. Any such enhancement shall not be effected until the Award Vests.

8.	ADJUSTMENT OF AWARDS

8.1	Review of Awards

7.1.1	Prior to an Award Vesting, the Committee may, in its absolute discretion, determine that an Award should be adjusted if it decides that:

(i)	a business decision taken during the Performance Period in respect of that Award by the business unit in which the Participant works at the time of the decision has resulted in a material breach of any law, regulation, code of practice or other instrument which applies to companies or individuals within the business unit;

(ii)	there is a materially adverse restatement of the accounts for any year during the Performance Period in respect of that Award:

(a)	of the business unit in which the Participant worked at any time in that year; and/or

(b)	of any member of the Group which is attributable to incorrect information about the affairs of that business unit; and/or

(iii)	any matter arises which the Committee believes affects or may affect the reputation of the Company or any member of the Group.

7.1.2	If rule 7.1.1 applies, the Committee will make the same decision in respect of all Participants who work for the same business unit at the time of the decision.

8.2	Postponement of Vesting Date

Where a Participant’s Award is being reviewed in accordance with Rule 8.1 its Vesting Date shall be postponed until the Committee has made its determination, provided that the Committee shall confirm to the Participant the latest date the Vesting Date may be postponed to.

8.3	Adjustment of Awards

Following any review under Rule 8.1, the Committee may determine that any Award which has not yet Vested be adjusted, by reducing the number of Shares in respect of that Award as the Committee believes to be appropriate (including to zero). The Shares which may be adjusted may include any Shares which represent any dividends in accordance with Rule 7. Any Participant affected by an adjustment will be notified of this in writing as soon as practicable.

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9.	VESTING OF AWARDS

9.1	General Rule for Vesting

Except as otherwise provided in the Rules, an Award shall not Vest prior to the Vesting Date specified at the Date of Grant and shall Vest only:

(i)	if the Participant remains an employee of a member of the Group until the Vesting Date;

(ii)	to the extent that the Committee is satisfied that the Performance Conditions imposed under Rule 3.1 or Rule 6 have been satisfied; and

(iii)	if the Committee is satisfied that the underlying financial performance of the Company during the Performance Period is such as to justify the Vesting of the Award, to the extent that the Committee determines that it is necessary to take the underlying financial performance into account.

9.2	Vesting in a Close Period

Unless the Vesting of an Award and the subsequent delivery of Shares in respect of it do not give rise to any dealings which would be prohibited under the Model Code, an Award shall not Vest on any day which is a Close Period. If an Award would, but for this Rule 9.2, have Vested on a day which is in a Close Period, the day on which the Award Vests will be the first Dealing Day following the end of the Close Period.

10.	CESSATION OF EMPLOYMENT

10.1	Cessation before the Vesting Date: general provision

Except as otherwise provided below in this Rule 10, if a Participant ceases to be an Eligible Employee before the Vesting Date, the Award shall lapse on the date of such cessation.

10.2	Cessation before the Vesting Date of an Award: good leavers

If a Participant ceases to be an Eligible Employee before the Vesting Date by reason of:

(a)	injury or disability (as determined by the Committee);

(b)	retirement with the approval of his employing company;

(c)	his employing company ceasing to be a member of the Group; or

(d)	the business (or part of the business) in which he is employed being transferred to a transferee which is not a member of the Group

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the relevant Award shall not lapse but shall continue to be subject to the Rules and will only Vest on its Vesting Date to the extent determined:

(i)	in accordance with Rule 9.1(ii) and (iii); and

(ii)	by applying a pro rata reduction to reflect the number of complete months that have elapsed between the Date of Grant and the date of the cessation of employment as a proportion of the Performance Period unless the Committee determines otherwise. If the Committee does determine otherwise and determines that the Award should Vest on or sometime after the date of the cessation of employment but before its Vesting Date, it shall have discretion to determine at the relevant time the extent to which it shall Vest and have regard to:

(i)	the extent to which, at the relevant time, it determines that the relevant Performance Conditions and/or, as the Committee considers appropriate, the performance of the Company have been satisfied; and

(ii)	the number of complete months that have elapsed between the Date of Grant and the date of cessation of employment as a proportion of the Performance Period.

10.3	Substitution of Award

Where the cessation of employment falls under Rule 10.2(c) or (d), the Company may agree with the purchaser of the employing company/business (as the case may be) that the Award (the Original Award) will be substituted for another award (the Substituted Award). The Substituted Award shall have such value at the date of the sale or transfer as is equal to the Market Value of the Shares the subject of the Original Award on that date. The Substituted Award shall be subject to the same terms as the Original Award as set out in the Rules, except as regards references to the Company (which shall be substituted as agreed with the purchaser) and the applicable Performance Conditions, which may be amended as appropriate.

10.4	Cessation before the Vesting Date of an Award: reason other than one in Rule 10.2

If a Participant ceases to be an Eligible Employee before the Vesting Date for any other reason (other than death or Cause), the Committee may determine in its discretion that it shall not lapse on the cessation of employment. If it does so determine, it shall determine when and the extent to which the Award may Vest, having regard to the same matters as in Rule 9.1(ii) and (iii) or Rule 10.2 (as applicable).

10.5	Cessation before the Vesting Date of an Award: death

If a Participant ceases to be an Eligible Employee because of his death before the Vesting Date, the Award shall Vest on the date on which the Committee has been notified of the death and determined the extent to which the Award should Vest, having regard to:

(i)	the extent to which, at the relevant time, it determines that the Performance Conditions and/or, as the Committee considers appropriate, the performance of the Company have been satisfied; and

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(ii)	the number of complete months that have elapsed between the Date of Grant and the date of death as a proportion of the Performance Period.

10.6	Cessation before or after the Vesting Date: Cause

If a Participant ceases to be an Eligible Employee for Cause, his Awards shall lapse on the date of such cessation.

11.	VESTING OF AN AWARD: GENERALLY

11.1	Timing of transfer of Shares

Except as otherwise provided in the Rules, and subject to any necessary consents and to compliance by the Participant with the terms of this Plan, the Award shall Vest on the Vesting Date in respect of such number of Shares as determined in accordance with the Rules. The Participant shall be entitled to and the Company shall procure within 30 days after the Vesting of the Award the issue or transfer to the Participant (or to his nominee) of the full legal and beneficial ownership of the Shares to which he is entitled free from any liens, charges or encumbrances. The Company shall (unless the Shares are to be issued in uncertificated form) as soon as practicable deliver or procure the delivery to the Participant (or his nominee) of a definitive share certificate or other evidence of title in respect of such Shares.

11.2	Legal and other requirements

Notwithstanding any other provision of this Plan, the Participant shall not be entitled and the Company shall not be obliged to issue or procure the transfer of Shares in connection with a Award or take any other action under the Plan unless and until the Company is satisfied that any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange, automated quotation system or any regulatory body or any other law, regulation or contractual obligation of the Company can be and have been complied with in full. The Company may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issue or transfer of Shares under this Plan. Certificates representing Shares will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, and a legend or legends may be placed thereon to reflect such restrictions.

11.3	Cash payments

The Company may decide, if it is appropriate for legal, regulatory or tax reasons, to make a cash payment to a Participant, in lieu of delivering Shares, of an equivalent value to the Shares but subject to any necessary deductions required by law.

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11.4	Tax

Any member of the Group, the employing company of the Participant or the Trustee may withhold such amounts and/or make such arrangements as it considers necessary to meet any liability to taxation or social security contributions for which it or any member of the Group or the Trustee is liable to account for in connection with the Vesting or exercise of an Award, including:

(i)	the sale of Shares on behalf of a Participant, unless the Participant discharges the liability; or

(ii)	reducing the number of Shares to be issued or transferred to the Participant under the Plan; or

(iii)	deducting any amount from any cash payment due to the Participant under the Plan or otherwise.

12.	LAPSE OF AWARDS

For the avoidance of doubt, an Award shall lapse automatically on the earliest of:

(a)	the Participant being declared bankrupt or entering into any general composition with or for the benefit of his creditors, including any voluntary arrangement;

(b)	the date on which the Participant is dismissed for Cause;

(c)	the date on which the Participant ceases to be an Eligible Employee for any reason where the Committee has not exercised its discretion under Rule 9 to allow the Award to Vest or to continue subject to the Rules, unless and to the extent that the Award does not lapse on the Participant ceasing to be an Eligible Employee, in accordance with Rule 10;

(d)	the date on which the Committee has made any adjustment to an Award under Rule 8.1, to the extent of such adjustment;

(e)	the date on which the Committee determines, in accordance with the Rules, that the Performance Conditions for a Performance Period have not been satisfied or the underlying performance of the Company does not justify Vesting, to the extent of that determination; and

(f)	at the end of any period specified in Rule 13.

13.	CORPORATE TRANSACTIONS

13.1	Subject to Rule 12, Rule 13.2, Rule 14 and Rule 15, an Award will Vest on the date:

(a)	Takeover: on which an offeror (together with others, if any, acting in concert with the offeror) obtains Control of the Company as a result of making a general offer to acquire all of the issued ordinary shares of the Company or all of the shares of the Company which are of the same class as the Shares and which,

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in either case, are not at the time owned by the offeror or any company Controlled by the offeror and/or persons acting in concert with the offeror;

(b)	Section 979 notice: a person first becomes bound or entitled to acquire Shares under sections 979 to 982 of the Companies Act 2006, or would be so entitled but for the fact that there were no dissenting shareholders; and

(c)	Compromise or arrangement under section 899: when the court sanctions a compromise or arrangement between the Company and its shareholders under section 899 of the Companies Act 2006.

13.2	Reorganisation or merger

If a company (the Successor Company) has obtained Control of the Company, and either (i) the shareholders of the Successor Company immediately after it has obtained Control are substantially the same as the shareholders of the Company immediately before that event; or (ii) the remuneration committee of the board of directors of the Company (the Remuneration Committee) (as constituted before the relevant event) decides and the Successor Company consents to the exchange of Awards under this Rule, Awards will not Vest pursuant to Rule 13.1 but will be exchanged for equivalent Awards (as determined by the Remuneration Committee as constituted before the relevant event) in respect of shares in the Successor Company or another company within the Successor Company’s group.

13.3	Winding up

Subject to Rule 12, Rule 14 and Rule 15, an Award will Vest:

(a)	immediately before the passing of a resolution for the voluntary winding-up of the Company; or

(b)	on the Court making an order for the winding-up of the Company.

14.	DETERMINATION OF VESTING LEVEL

Where an Award Vests before the expiry of the relevant Performance Period under Rule 13, the number of Shares in respect of which the Award shall Vest shall be such number as is determined by the Remuneration Committee (as defined in Rule 13) in its discretion having regard to: (i) the performance of the Company (including, without limitation, the extent to which the Performance Conditions have been or are likely to be achieved as at the date of the relevant event to which Rule 13 refers) and (ii) the time elapsed between the Date of Grant and the relevant event to which Rule 13 refers, and any other matter which the Remuneration Committee considers relevant or appropriate.

15.	EXCHANGE OF AWARDS

Where an Award is to be exchanged under this Rule, any Award (the Old Right) may (if, under the Rules, the exchange is voluntary) or shall if, under the Rules, the exchange is automatic) be surrendered by the Participant in consideration of the grant to the Participant of a new award (the New Right) which, in the opinion of the Committee, is

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equivalent to the Old Right but relates to shares in a different company. The provisions of the Plan shall be construed in relation to the New Right as if:

(a)	the New Right were a Award granted under the Plan at the same time as the Old Right;

(b)	references to the Performance Conditions were references to such new performance conditions relating to the business or shares of the company whose shares are subject to the New Right (or any member of its group) as the Committee may consider appropriate in the circumstances;

(c)	references to the Company and the Group were references to the company whose shares are subject to the New Right and its group; and

(d)	references to Shares were references to shares in the new grantor.

16.	ADJUSTMENT OF AN AWARD ON A VARIATION

If there is a Variation, the number and/or the class of the Shares over which an Award has been granted may be adjusted in such manner as the remuneration committee of the board of directors of the Company determines to be appropriate taking into account any economic impact of the Variation on the Award. Any adjustment under this Rule shall be notified to the affected Participants as soon as reasonably practicable.

17.	RIGHTS ATTACHING TO SHARES ISSUED OR TRANSFERRED PURSUANT TO AWARDS

All Shares issued or transferred pursuant to a Award shall be of equal rank in all respects with the Shares in issue at the date of transfer or issue except as regards any rights attaching to such Shares by reference to a record date prior to the date of transfer or issue. Any Shares acquired pursuant to a Award shall be subject to the articles of association of the Company from time to time.

18.	AVAILABILITY OF SHARES AND LISTING

The Company shall at all times keep available for issue sufficient authorised but unissued Shares to satisfy all Awards under which Shares may be allotted or shall otherwise procure that Shares or Treasury Shares are available for transfer in satisfaction of Awards. If and so long as the Shares are listed on The Official List of the UK Listing Authority and admitted to trading on the London Stock Exchange, the Company shall make application to the UK Listing Authority and to the London Stock Exchange for any Shares allotted pursuant to a Award to become admitted to such listing on the Official List of the UK Listing Authority and to trading on the London Stock Exchange. If and so long as the Shares are listed on the Hong Kong Stock Exchange, the Company shall make an application to the Hong Kong Stock Exchange for the listing of, and permission to deal in, any Shares allotted pursuant to an Award.

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19.	ADMINISTRATION AND AMENDMENT

19.1	Committee approval

The policies in respect of which Awards may be granted in accordance with the Rules shall be determined by the remuneration committee of the board of directors of the Company (the Remuneration Committee). Subject to Rules 19.2 and 19.3, the decision of the Remuneration Committee shall be final and binding in all matters relating to the Plan including any interpretation of the Rules and whether references to Committee in the Rules are to the Remuneration Committee. The Remuneration Committee may at any time discontinue the grant of further Awards or amend any of the provisions of the Plan in any way it thinks fit. Any reference in the Rules to the exercise of any discretion shall mean the absolute discretion of the Committee.

19.2	Shareholder approval

Subject to Rule 19.4, no amendment can be made to the advantage of Participants or Eligible Employees to the:

(a)	persons to whom Awards may be granted;

(b)	limit on the number of Shares which may be allocated under the Plan;

(c)	maximum entitlement for individual Participants;

(d)	rights attaching to Awards and Shares;

(e)	rights of Participants in the event of a Variation; or

(f)	terms of this Rule 19.2,

without prior approval by ordinary resolution of the members of the Company in general meeting.

19.3	Participants’ approval

No amendment will be made under Rule 19.1 which would abrogate or materially affect adversely the subsisting rights of a Participant unless it is made:

(a)	with the written consent of Participants who hold Awards under the Plan to acquire 75 per cent. of the Shares which would be delivered if all of the Awards granted and subsisting under the Plan vested and/or were exercised; or

(b)	by a resolution of a meeting of Participants passed by not less than 75 per cent. of the Participants who attend and vote either in person or by proxy,

and, for the purposes of this Rule 19.3, the provisions of the articles of association of the Company and of the Companies Act 2006 relating to shareholder meetings will apply with the necessary changes.

15

19.4	Permitted amendments

Rule 19.2 will not apply to any amendment which is:

(a)	minor and to benefit the administration of the Plan;

(b)	to take account of any changes in legislation; or

(c)	to obtain or maintain favourable tax, exchange control or regulatory treatment for the Company, any member of the Group or any present or future Participant.

19.5	Notice of amendments

Participants will be given written notice of any material amendments to the Plan made under Rule 19 which affect them as soon as reasonably practicable after they have been made.

20.	GENERAL

20.1	The Plan is an employees’ share scheme

The Plan constitutes an employees’ share scheme for the purposes of section 1166 of the Companies Act 2006 (being a scheme for encouraging or facilitating the holding of Shares). Any member of the Group may provide money to the Trustee or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan.

20.2	Rights of Participants and Eligible Employees

Nothing in the Plan will give any officer or employee of any member of the Group any right to participate in the Plan. Participation in one grant does not imply a right to participate or be considered for participation in a later grant. The rights and obligations of any individual under the terms of his office or employment with a member of the Group will not be affected by his participation in the Plan nor any right which he may have to participate under it. A Participant holding an Award will not have any rights of a shareholder of the Company with respect to that Award or the Shares subject to it, unless specified in the case of a Restricted Award.

20.3	No rights to compensation or damages

A Participant waives all and any rights to compensation or damages for the termination of his office or employment with a member of the Group for any reason whatsoever (including unlawful termination of employment) insofar as those rights arise or may arise from his ceasing to have rights under the Plan as a result of that termination or from the loss or diminution in value of such rights or entitlements. Nothing in the Plan or in any document executed under it will give any person any right to continue in employment or will affect the right of any member of the Group to terminate the employment of any Participant or Eligible Employee or any other person without liability at any time, with or without Cause, or will impose on the Company, any member of the Group, the Board or the Trustee or their respective agents and employees any liability in connection with the loss of a Participant’s benefits or rights under the Plan or as a result of the exercise of a discretion under the Plan for any reason as a result of the termination of his employment.

16

20.4	The benefits of Rules 20.2 and 20.3

The benefit of Rules 20.2 and 20.3 is given for the Company, for itself and as trustee and agent of all the members of the Group. The Company will hold the benefit of these Rules on trust and as agent for each of them and may assign the benefit of this Rule 20.4 to any of them.

20.5	Notices

Any notice or other document required to be given under or in connection with the Plan may be given to a Participant electronically, delivered to a Participant or sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Company to be appropriate. Any notice or other document required to be given to the Company under or in connection with the Plan may be given to the Company electronically, delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants). Notices sent by post shall be deemed to have been given on the day following the date of posting.

20.6	Stamp duty

The Company, or where the Committee so directs any Subsidiary, shall pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares on the exercise of Awards.

20.7	Severability

The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan.

20.8	Third parties

The Plan confers no benefit, right or expectation on an individual who is not a Participant. No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. Any other right or remedy which a third party may have is unaffected by this Rule 20.8.

20.9	Data protection

All Eligible Employees agree, as a condition of their participation in the Plan, that any personal data in relation to them may be held by a member of the Group and/or the Trustee and passed on to a third party broker, registrar, administrator and/or future purchaser of the Company for all purposes relating to the operation or administration of the Plan, including to countries or territories outside the European Economic Area.

20.10	Governing Law

These Rules will be governed by and construed in accordance with the laws of England. All Participants, the Company and any other member of the Group will submit to the jurisdiction of the English courts in relation to any dispute arising under the Plan.

17

PRUDENTIAL PLC

RULES OF THE PRUDENTIAL DEFERRED ANNUAL INCENTIVE PLAN

2013

As approved by the Remuneration Committee of the board of directors of the Company on 30 September 2013

Table of Contents

Contents		Page

1	Interpretation and definitions	2

2	Eligibility	3

3	Terms of Awards	4

4	Granting Awards	4

5	No transfer of Awards and Awards not pensionable	5

6	Rights issues and variations of capital	5

7	Vesting	5

8	Adjustment of Awards	6

9	Exercise and lapse of Nil-Cost Options	7

10	Leaving employment, death and other lapse	7

11	Sale of employer and takeover of Prudential	8

12	Demergers and significant distributions	9

13	Tax	9

14	General	10

15	Changing the Plan	13

16	Governing law and jurisdiction	13

SCHEDULE 1		14

SCHEDULE 2 United States		16

i

1	Interpretation and definitions

1.1	Definitions

In these rules (including in any Schedule to these rules, unless the same term is defined in the Schedule):

“Award” means a right to acquire Shares (which can take the form of a Conditional Award or a Nil-Cost Option or a Restricted Share Award) granted under the Plan;

“Bonus” means in respect of an Award, the amount of a Participant’s annual bonus for the financial year by reference to which the Award is granted;

“Cause” means termination of employment in circumstances which entitle a Participant’s employer to dismiss him summarily under the terms of his employment contract or under the law of the jurisdiction applicable to the Participant’s employment at the time of such termination;

“Company” means Prudential plc;

“Conditional Award’ means a right to acquire Shares for free on Vesting;

“Control” means, in relation to a body corporate, the power of a person to secure:

(a)	by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate that the affairs of the first-mentioned body corporate are conducted in accordance with the wishes of that person and Controlled will be construed accordingly;

“Date of Grant” means, in respect of an Award, the date confirmed as the date of grant in accordance with rule 3.1 of the Plan;

“Dealing Restrictions” means any restrictions imposed by statute, order, regulation or Government directive, or by any code adopted by the Company based on the Model Code of the UK Listing Authority for transactions in securities by directors, certain employees and persons connected with them;

“Dividend Equivalent” means a right to have the number of Shares subject to an Award increased on Vesting as described in rule 7.5;

“Exchange Rate” means, for any day, the average exchange rate between any two currencies quoted in the Financial Times for the period of 30 consecutive days ending with the day before that day;

“Grantor” means the Member of the Group or the trustee of any employee trust who has agreed before the Date of Grant to be the Grantor in relation to an Award or, if no company or trust has so agreed, the Company;

“Group Remuneration Committee” or “Remuneration Committee” means the Remuneration Committee of the board of directors of the Company or any other duly authorised committee or other body of persons to whom the Group Remuneration Committee delegates some or all of its functions or, where a discretion is to be exercised under rule 11, those people who were the Group Remuneration Committee immediately before the event by virtue of which that rule applies or will apply;

“London Stock Exchange” means London Stock Exchange plc;

“Market Value” means, on any day, the average of the middle market closing quotation of a Share as derived from the Daily Official List of the London Stock Exchange (or from any other stock exchange on which Shares are listed) over the period of 3 consecutive trading days immediately preceding that day or, at the discretion of the Remuneration Committee, the middle market quotation or the closing price for a Share as so derived for the immediately preceding day or on the day itself;

“Member of the Group” means:

(i)	the Company; and

(ii)	its Subsidiaries from time to time; and

“Nil-Cost Option” means a right to acquire Shares at the option price specified at the Date of Grant (which could be a nominal price);

“Participant” means a person holding an Award or his personal representatives;

“Plan” means these rules known as the “Prudential Group Deferred Annual Incentive Plan 2013” as changed from time to time;

“Release Date” is the date or dates on which Shares are transferred to a Participant in satisfaction of an Award;

“Restricted Share Award” means a right to Restricted Shares;

“Restricted Shares” means Shares granted under Schedule 1 to the Plan;

“Shares” means fully paid ordinary shares in the capital of the Company or American Depositary Receipts in respect of one or more such shares;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Vesting” means, in the case of a Conditional Award, a Participant’s right to Shares becoming unconditional and, in the case, of a Nil-Cost Option, the Nil-Cost Option becoming exercisable, each as described in rule 7;

“Vesting Date” is the date or dates on which an Award will normally Vest which will be determined for each Award as described in rule 3.1.2.

1.2	Schedules

In the event of any conflict between a Schedule to these rules applicable to any Award and the rest of these rules, the Schedule will prevail.

2	Eligibility

The Remuneration Committee may select any employee of a Member of the Group who has been awarded a Bonus to participate in the Plan.

3	Terms of Awards

3.1	Terms to be set at grant

On or before the grant of an Award or the payment of a Bonus, the Remuneration Committee will determine:

3.1.1	the amount or percentage of the Bonus which would otherwise be payable to the Participant which will be paid to him in the form of an Award;

3.1.2	the Vesting Date or Vesting Dates of the Award to be made;

3.1.3	whether the Award will take the form of a Nil-Cost Option or a Conditional Award or a Restricted Share Award (and, if it does not, the Award will take the form of a Conditional Award) provided that the form which the Award takes may be changed prior to its Vesting, if the Company and the Participant agree, to be a Nil-Cost Option, a Conditional Award or a Restricted Share Award, as the case may be;

3.1.4	whether the Award will carry Dividend Equivalents in accordance with rule 7.5 (and it will, unless the Remuneration Committee decides otherwise);

3.1.5	the Date of Grant (or if it does not, the Date of Grant will be confirmed when the Award is communicated to the Participant);

3.1.6	which Schedules will apply to the Award (in addition to any which apply by virtue of rule 3.2); and

3.1.7	any other terms or conditions to be applicable to the Award, at the discretion of the Remuneration Committee.

3.2	Application of Schedules

Schedule 1 will apply to Awards which take the form of Restricted Shares. Schedule 2 will apply to Awards made to a Participant who is subject to taxation under the laws of the United States of America.

3.3	Number of Shares subject to Award

The number of Shares subject to each Award will be the amount of the Bonus which would otherwise be payable to the Participant which is to be paid in the form of an Award (see rule 3.1.1) divided by the Market Value of a Share on the Date of Grant, rounded down to the nearest whole Share.

The Bonus shall be converted into the currency in which Shares are traded (if different to that in which the Bonus is to be paid) using the Exchange Rate.

4	Granting Awards

4.1	Documentation of Awards

Awards will be granted by deed. Each Participant will be sent an award certificate and/or an award letter on or as soon as practicable after the Date of Grant (and the award certificate may be the deed granting the Award or another document). The certificate and/or the award letter will summarise the terms which have been set in relation to the Award under rule 3.1.

The deed and certificate will be sent on such basis as may be determined by the Share Plan Committee (not inconsistent with these rules and the decisions made under rule 3) and will be issued in relation to any Award, only with the approval of that committee. The ‘Share Plan Committee’ is the committee established by the board of the Company to administer the Plan.

4.2	Time when Awards may be granted

As soon as reasonably practicable after the announcement of the Group’s annual results for the financial year when the number of Shares subject to the Award can be determined (having regard to any Dealing Restrictions), the Company will grant to each Participant an Award over the number of Shares determined under rule 3.3. An Award may be granted at any other time, subject to any Dealing Restrictions, if the Remuneration Committee determines that this is appropriate.

5	No transfer of Awards and Awards not pensionable

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If, in breach of this rule, a Participant transfers, assigns or disposes of an Award or rights, whether voluntarily or involuntarily, the relevant Award will immediately lapse. This rule 5 does not apply to the transmission of an Award on the death of a Participant to his personal representatives.

Neither an Award nor any benefit in respect of the Plan is pensionable.

6	Rights issues and variations of capital

If there is a variation in the equity share capital of the Company, including a capitalisation, sub-division, consolidation or reduction of share capital or if there is a rights issue, demerger (in whatever form), special dividend or exempt distribution for tax purposes or other distribution in specie, the number of Shares and/or the kind of securities comprised in each Award may be adjusted in any way (including retrospective adjustments) which the Group Remuneration Committee considers appropriate to take account of the effect of the transaction on the value of Awards.

7	Vesting

7.1	Normal Vesting

Subject to the rest of these rules, an Award will Vest on each Vesting Date as to the relevant number of Shares (increased as described in rule 7.5 if applicable).

Unless the Vesting of an Award on each Vesting Date and the subsequent delivery of Shares in respect of it do not give rise to any dealing which would be a Dealing Restriction, the Award will Vest as soon as is practicable after the Dealing Restriction no longer applies.

7.2	Consequences of Vesting for Conditional Awards

Subject to the rest of this rule 7 and to rule 13, to the extent a Conditional Award Vests, the Grantor will procure that the relevant number of Shares is transferred to or to the order of the Participant within 30 calendar days of the date on which it Vests.

7.3	Consequences of Vesting for Nil-Cost Options

7.3.1	Subject to Rule 7.1 and Rule 8, the Participant may exercise a Nil-Cost Option from the date on which it Vests. He may exercise it only in respect of the number of Shares in respect of which it has Vested.

7.3.2	Subject to the rest of this rule 7 and to rule 13, the Grantor will procure that the relevant number of Shares are transferred to or to the order of the Participant within 30 calendar days of the date on which it is validly exercised.

7.4	Cash equivalent

The Remuneration Committee may decide, if it is appropriate for legal, regulatory or tax reasons, to make a cash payment to a Participant, in lieu of delivering Shares, of an equivalent value to the Shares on the date of Vesting (or the date of exercise in the case of a Nil-Cost Option), including any additional Shares under rule 7.5.but subject to any necessary deductions required by law.

7.5	Dividend equivalents

If an Award carries Dividend Equivalents, the number of Shares subject to it will be enhanced on the basis determined by the Remuneration Committee, which may be by increasing the number of Shares comprised in the Award (including any additional Shares previously added to it under this rule 7.5) by an additional number of Shares having a Market Value on the record date of the dividend or when it is paid equivalent to the gross or net amount of the dividend to take account of all dividends the record date for which falls between the Date of Grant and the Release Date.

The number shall be rounded down to the nearest whole Share and for the purpose of this rule 7.5, dividends means ordinary dividends paid in respect of Shares, unless the Remuneration Committee determines otherwise in any particular case. It will not include any distribution in respect of which an adjustment is made under rule 6.

8	Adjustment of Awards

8.1	Review of Awards

8.1.1	Prior to an Award Vesting, the Group Remuneration Committee may, in its absolute discretion, determine that an Award should be adjusted if it decides that:

(i)	a business decision taken after the start of the financial year to which the Bonus relates by the business unit in which the Participant works at the time of the decision has resulted in a material breach of any law, regulation, code of practice or other instrument which applies to companies or individuals within the business unit;

(ii)	there is a materially adverse restatement of the accounts for the year to which the Bonus relates:

(a)	of the business unit in which the Participant worked at any time in that year; and/or

(b)	of any Member of the Group which is attributable to incorrect information about the affairs of that business unit; and/or

8.1.2	If rule 8.1.1 applies, the Group Remuneration Committee will make the same decision in respect of all Participants who work for the same business unit at the time of the decision.

8.2	Postponement of Vesting Date

Where a Participant’s Award is being reviewed in accordance with Rule 8.1 its Vesting Date shall be postponed until the Group Remuneration Committee has made its determination, provided that the Group Remuneration Committee shall confirm to the Participant the latest date the Vesting Date may be postponed to.

8.3	Adjustment of Awards

Following any review under Rule 8.1, the Group Remuneration Committee may determine that any Award which has not yet Vested be adjusted, by reducing the number of Shares in respect of that Award as the Group Remuneration Committee believes to be appropriate (including to zero). The Shares which may be adjusted may include any Shares which represent any dividends in accordance with Rule 7.5. Any Participant affected by an adjustment will be notified of this in writing as soon as practicable.

9	Exercise and lapse of Nil-Cost Options

A Nil-Cost Option can be exercised for the period of six months from the date it Vests at the end of which it will lapse.

A Nil-Cost Option can only be exercised by written notice to the Company or the Grantor in such form (including electronic form) as the Share Plan Committee or the Remuneration Committee may specify and on payment of the specified option price (if any). The date of exercise of the Nil-Cost Option will be the date of actual receipt of the notice.

10	Leaving employment, death and other lapse

10.1	Ceasing to be an employee other than as set out in Rule 10.2 and Rule 10.3

Except where rule 10.2 or rule 10.3 applies or where the Participant’s employer is sold (see rule 11), if a Participant ceases to be an employee of a Member of the Group, his Award will continue in effect, subject to the rules of the Plan, unless the Remuneration Committee determines that it may Vest on or soon after the date the employment ceases, on such basis as the Remuneration Committee may specify. If, in accordance with Rule 3.1.7, an Award was granted on the basis that it will lapse on specified cessation of employment circumstances, it shall lapse in accordance with those circumstances.

10.2	Cause

An Award which has not Vested will immediately lapse if:

10.2.1	the Participant ceases to be an employee for Cause; or

10.2.2	after he has ceased to be an employee, facts emerge which, if known at the time of cessation, would have amounted to Cause.

10.3	Death

If a Participant dies, the Award will Vest in full on the date of death.

11	Sale of employer and takeover of Prudential

11.1	Exchange or Vesting on a Takeover or sale of employer

If there is a Takeover or if the Participant’s employer is sold, the Group Remuneration Committee, in its absolute discretion, will decide whether an Award will:

11.1.1	Vest in part or in full on the Takeover or sale becoming effective (and if the Award is a Nil-Cost Option, when it will lapse to the extent not exercised); and/or

11.1.2	continue in accordance with the rules of the Plan; and/or

11.1.3	lapse and, in exchange, the Participant will be granted an award under any other share or cash incentive plan which the Group Remuneration Committee, in its absolute discretion, considers to be broadly equivalent to the Award; and/or

11.1.4	be exchanged in accordance with rule 11.2.

Alternatively, the Group Remuneration Committee may allow the Participant to choose from two or more of the choices above.

For the avoidance of doubt, the Group Remuneration Committee need not make the same decision in relation to all affected Awards.

There is a “Takeover” if:

11.1.5	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; or

11.1.6	a court sanctions a compromise or arrangement under section 895 of the Companies Act 2006 in connection with the acquisition of Shares.

A Participant’s employer is sold if:

11.1.7	the Participant’s employing company ceases to be under the Control of the Company;

11.1.8	there is a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group nor any other company which is designated by the Group Remuneration Committee to be an associated company.

11.2	Exchange of Awards

If an Award is to be exchanged, the following provisions will apply:

11.2.1	The new award will be in respect of shares in any body corporate determined by the company offering the exchange.

11.2.2	The new award shall have equivalent terms as the Award that was exchanged.

11.2.3	The new award will be treated as having been acquired at the same time as the Award that was exchanged and will Vest in the same manner and at the same time.

11.2.4	The new award will be subject to the rules as they last had effect in relation to the Award that was exchanged.

11.2.5	With effect from the exchange, the rules will be construed in relation to the new award as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the body corporate determined under rule 11.2.1.

12	Demergers and significant distributions

If the Group Remuneration Committee becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super dividend or other transaction not falling within rule 11 (takeovers) which, in the opinion of the Group Remuneration Committee, would affect the current or future value of any Award, the Group Remuneration Committee, may, acting fairly, reasonably and objectively, in their discretion, allow some or all Awards to Vest wholly or in part.

The Group Remuneration Committee will notify any Participant who is affected by its exercising its discretion under this rule.

13	Tax

The Participant will be responsible for all taxes, social security contributions or other levies arising in connection with the grant, Vesting, exercise, surrender or transfer of any Award and the transfer of Shares in connection with it or the payment or deferral of any Bonus. Notwithstanding anything else in these rules, the Company, any employing company or the trustee of any employee benefit trust from which Shares may be provided may make such arrangements as it considers necessary to recover the amount of any such liability from the Participant. These arrangements may include:

(i)	selling sufficient Shares on behalf of the Participant and retaining the proceeds; or

(ii)	reducing the number of Shares to be transferred to the Participant under the Plan; or

(iii)	deducting any amount from any cash payment due to the Participant under the Plan or otherwise.

14	General

14.1	Rights attaching to Shares

The Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the date of transfer. He will not be entitled to rights before that date.

14.2	Shares to be listed

If and so long as Shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as practicable after their allotment.

14.3	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force anywhere in the world. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

14.4	Articles of association

Any Shares acquired pursuant to Awards are subject to the articles of association of the Company from time to time in force.

14.5	Documents sent to shareholders

The Company need not send to Participants copies of any documents or notices normally sent to the holders of its Shares.

14.6	Committee’s decisions final and binding

The decision of the Group Remuneration Committee on the interpretation of the rules or in any dispute relating to Bonuses or Awards or any other matter relating to the Plan will be final and conclusive.

14.7	Costs

Each employing company will, if requested by the Company, reimburse the Company for any costs incurred in connection with Bonuses or Awards made to employees of that company.

14.8	Relationship of the Plan to the Participant’s employment

14.8.1	For the purposes of this rule, “Employee” means any Participant, any person who is eligible to become a Participant or any other person.

14.8.2	This rule applies:

(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during an Employee’s employment or employment relationship; and

(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

14.8.3	Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

14.8.4	The grant of Bonuses or Awards on a particular basis in any year does not imply any right to or expectation of the grant of Bonuses or Awards on the same basis, or at all, in any future year.

14.8.5	No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all.

14.8.6	Without prejudice to an Employee’s right to acquire Shares on the Vesting of an Award and subject to and in accordance with the express terms of the rules and any performance condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to a Bonus or an Award. Any and all discretions, decisions or omissions relating to the Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this rule.

14.8.7	No Employee has any right to compensation for any loss in relation to the Plan, including:

(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(ii)	any exercise of a discretion or a decision taken in relation to a Bonus Award or an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

14.8.8	The grant or Vesting of an Award is permitted only on the basis that the Participant accepts all the provisions of the rules, including in particular this rule. By participating in the Plan, an Employee waives all rights in relation to the Award, other than the right to acquire Shares on the Vesting of the Award subject to and in accordance with the express terms of the rules and any performance condition, in consideration for, and as a condition of, the grant of a Bonus or an Award under the Plan.

14.8.9	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party.

14.8.10	Each of the provisions of this rule 14.8 is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

14.9	Employee trust

The Company and any Member of the Group may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006.

14.10	Data protection

By participating in the Plan, the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

14.10.1	administering and maintaining Participant records;

14.10.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

14.10.3	providing information to future purchasers of the Company or the business in which the Participant works;

14.10.4	transferring information about the Participant to any country.

14.11	Notices

Any notice or other document which has to be given to a Participant or prospective Participant under or in connection with the Plan may be:

14.11.1	delivered or sent by post to him at his home address according to the records of his employing company; or

14.11.2	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Remuneration Committee or duly appointed agent may from time to time decide and notify to Participants) sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant in a different country to that from which the notice was sent will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax, in the absence of evidence of non-delivery, will be deemed to have been received on the day after sending.

15	Changing the Plan

The Group Remuneration Committee may at any time change the Plan in any way (including changes to Awards already granted) and may add new Schedules to the rules.

16	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan, or any Bonus or any Award.

SCHEDULE 1

Restricted Share Awards

This Schedule 1 shall apply to any Award which takes the form of Restricted Shares. Restricted Shares may be granted to a Participant who has elected to pay income tax in respect of their Awards prior to the date of Vesting.

1	Definitions

1.1	The meaning of words used for Awards will apply to Restricted Share Awards unless stated otherwise and unless the context otherwise requires.

1.2	The rules applying to Awards will apply to Restricted Share Awards, except as set out below or as the context requires, as if references to Awards were references to Restricted Share Awards.

1.3	Restricted Shares are the Shares comprised in a Restricted Share Award.

2	Restricted Share Agreement

A Participant who is to be made a Restricted Share Award must enter into an agreement prior to the Restricted Share Award being made (“Restricted Share Agreement”) which provides that:

2.1	The Participant will waive any rights to dividends and voting rights until the date of Vesting;

2.2	The Participant will enter into a tax election under Section 431 of the Income Tax (Earnings and Pensions) Act 2003 no later than 14 days after the date of grant of the Restricted Share Award;

2.3	The Participant will not (except for transfer on death to their personal representatives or the sale of Shares to pay tax or the sale of some rights under a rights issue or similar transaction to enable the balance of such rights to be exercised) transfer or assign his Restricted Share Award or any Restricted Shares comprised in it before the Vesting Date and if he does the Restricted Share Award will lapse and the Restricted Shares will immediately be forfeit (meaning that the Restricted Shares will be transferred, with no consideration or compensation payable to the Participant, as the Company may direct);

2.4	The Participant will sign any document requested by Company to enforce these rules and any terms of the Restricted Share Agreement;

3	Award

As soon as practicable after a Restricted Share Award has been made, the Company will procure that the relevant number of Restricted Shares are transferred to the Participant or another person to be held for the benefit of the Participant.

4	Tax

The Company may arrange for the sale of such number of Restricted Shares to meet any income tax or social security charges of the Participant. Such sale may take place prior to the date of Vesting.

5	Rights in respect of Restricted Shares

5.1	Except to the extent set out in the Restricted Share Agreement, a Participant shall have all the same rights as any other shareholder from the date of grant of the Restricted Share Award in respect of the Restricted Shares until the date the Restricted Share Award lapses and the Restricted Shares are forfeit, including any rights arising in the event of a variation in share capital.

5.2	Any shares, securities, cash or other rights allotted to Participants in respect of Restricted Shares for no consideration, or with the proceeds of sale of such shares, securities, cash or rights (but not new consideration provided by the Participant) as a result of a variation in share capital, demerger, rights issue, special dividend or similar transaction shall be treated as if they were awarded to the Participant at the same time as the Restricted Shares in respect of which such shares, securities or rights were conferred and subject to the rules of the Plan and the terms of the Restricted Share Agreement as if they were Restricted Shares. The Company may require any cash held on this basis to be used to acquire other shares or securities which will be held on the same basis.

6	Date of Vesting

On the date of Vesting the restrictions set out in these rules and the Restricted Share Agreement shall cease to apply to the Restricted Shares. If the Restricted Shares are held by a person for the benefit of the Participant (for example by the trustees of an employee benefit trust) then that person shall transfer the Restricted Shares to the Participant or as they may order.

7	Dividend Equivalents

As soon as practicable after the date of Vesting the Participant will receive additional Shares equivalent in value to dividends otherwise payable between the Date of Grant and the date of Vesting of the Restricted Share Award on the number of Shares released but for the avoidance of doubt not in respect of any Shares sold to pay income tax on the making of the Restricted Share Award. Any fractions will be aggregated and rounded down to the nearest whole Share.

SCHEDULE 2

United States

The Committee may decide that this Schedule 2 will apply to any Award made to a Participant who is subject to taxation under the laws of the United States of America (a ‘US Participant’). The Committee will decide whether Paragraph 1 or Paragraph 2 will apply.

1	409A Exempt

1.1	Intention of this Paragraph 1

This Paragraph 1 is intended to ensure that an Award to which it applies is exempt from section 409A of the US Internal Revenue Code 1986, as amended (the ‘Code’) and shall override the rules and any other Schedule.

1.2	Voluntary Deferral

Where a Participant makes a voluntary deferral of Bonus under the Plan or any of the Schedules, any such amount of the Bonus deferred into an Award must be after the deduction of US income tax.

1.3	Leaving employment

Where a Participant dies or ceases to be an employee and the Committee decides or the rules and the relevant Schedule provide that the Awards shall not lapse to some extent, the Award shall Vest to that extent on the date of cessation.

2	409A Compliant

2.1	Intention of this Paragraph 2

This Paragraph 2 is intended to ensure that an Award to which it applies complies with the requirements of Section 409A of the Code and shall override the rules of this Plan and any other Schedule. The rules of this Plan and this Schedule 2 shall, with respect to a US Participant, be interpreted and applied in a manner that complies with the Code, including Section 409A thereof, and other applicable laws of the United States of America.

2.2	Granting of Awards

Section 409A of the Code requires that deferrals of compensation, including a grant of an Award under this Plan that defers a Bonus, be made in advance pursuant to certain rules and exceptions. Therefore, notwithstanding any other rules of the Plan, the following rules apply to the granting of Awards to US Participants.

2.2.1	New Participants

In the first year in which a US Participant is selected to participate in the Plan pursuant to Rule 2 of the Plan, the Date of Grant of an Award shall be not later than thirty calendar days following the date on which the US Participant is first selected to participate in the Plan, and the US Participant will be sent an award certificate not later than the end of such thirty-day period. An Award granted under this paragraph 2.2.1 shall not be in respect of any Bonus earned for services performed prior to the Date of Grant.

2.2.2	Awards Relating to Performance Pay.

Except as provided in paragraph 2.2.1 of this Schedule 2, the Date of Grant of an Award with respect to a Bonus that qualifies as “Performance Pay”, as defined below, shall be not later than June 30th of the calendar year during which the US Participant performs the services that earn such Bonus, and the US Participant will be sent an award certificate not later than such June 30th that contains at least the terms described in rule 3.1 of the Plan.

For purposes of this Schedule 2, “Performance Pay” means compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organisational or individual performance criteria relating to a performance period of at least twelve consecutive months. Performance criteria shall be considered “pre-established” only if they are irrevocably established not later than ninety days after the commencement of the period of service to which the criteria relate and the outcome is substantially uncertain at the time the criteria are established. Performance criteria may be subjective criteria, as opposed to objective criteria, if:

(i)	the subjective performance criteria are bona fide and relate to the performance of the US Participant, a group of employees that includes the US Participant, a business unit for which the US Participant provides services, or one or more or all of the Members of the Group; and

(ii)	the determination that any subjective performance criteria have been met is not made by the US Participant or a family member of the US Participant (within the meaning of Section 267(c)(4) of the Code, applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the US Participant or such a family member, and no amount of compensation of the person making such determination is effectively controlled in whole or in part by the US Participant or such a family member.

In all respects, the term Performance Pay as used herein shall be interpreted in accordance with US Treasury Regulation Section 1.409A-1(e).

2.2.3	Awards Relating to Non-Performance Pay.

Except as provided in paragraph 2.2.1 of this Schedule 2, the Date of Grant with respect to a Bonus that does not qualify as “Performance Pay”, as defined above, shall be not later than December 31st of the calendar year that immediately precedes the calendar year during which the US Participant will perform the services that earn such Bonus and the US Participant will be sent an award certificate not later than such December 31st that contains at least the terms described in rule 3.1 of the Plan.

2.3	Irrevocability.

As required by Section 409A of the Code, the terms set forth in an award certificate shall become irrevocable as of the last day on which the award certificate is required to be sent to a US Participant pursuant to this paragraph 2 provided, however, that if a US Participant is not entitled to receive the Bonus to which an Award relates, the US Participant shall not be entitled to receive the Award to the same extent.

The terms set forth in an award certificate shall not contain any provision that grants any Member of the Group or the US Participant the ability to affect the time or form of payment of the Award, or the amount of the Award, except to the extent specifically permitted under Section 409A of the Code.

The Group Remuneration Committee’s authority to amend the Plan or to change an Award already granted pursuant to rule 15 of the Plan shall not be exercised in a manner that would cause the Plan to fail to comply with the requirements of Section 409A of the Code with respect to a US Participant.

2.4	Nil Cost Options

An Award that is granted to a US Participant shall take the form of a Conditional Award and shall not take the form of a Nil-Cost Option.

2.5	Change in Control

2.5.1	The Award of a US Participant shall not be subject to rules 11 or 12 of the Plan. Instead, the Award of a US Participant shall Vest automatically in full upon a “Change in Control” that affects:

(i)	the US Participant’s employer;

(ii)	a company that is liable for the payment of the US Participant’s Award, but only if the Award is attributable to services performed for such company or there is a bona fide business purpose for such liability;

(iii)	a Member of the Group that owns more than fifty percent of a company described in (i) or (ii) above; or

(iv)	a Member of the Group that is in a chain of companies in which each company owns more than fifty percent of another company in the chain, ending in a company described in (i) or (ii) above (companies described in (i) through (iv) shall be referred to as an “Affected Company”).

For purposes of this Schedule 2, a “Change in Control” means a change in the ownership or effective control of an Affected Company, or in the ownership of a substantial portion of the assets of an Affected Company, as those respective changes are defined in Section 409A(a)(2)(A)(v) of the Code and US Treasury Regulation 1.409A-3(i)(5).

2.5.2

This paragraph 2.5 of this Schedule 2 shall apply to determine the extent to which an Award granted to a US Participant Vest upon any event that affects the ownership or control of any company or its assets, notwithstanding the rules of the First Amended and Restated Brooke Holdings, Inc. Change of Control Severance Plan, any later version of that plan, or any other plan, policy or other arrangement the rules of which would require the Vesting of an Award upon terms other than those described in this paragraph 2.5. A Participant’s right to a Bonus and Award shall, in accordance with rule 14.8.8 of the Plan, be conditioned on the Participant consenting to the application of this paragraph 2.5 notwithstanding the terms of any other plan, policy or other arrangement described above, which consent is deemed to have been given by the Participant accepting such right and not objecting in advance and in writing.

2.6	Trust

Any money, shares or other assets that are held in trust pursuant to rule 14.9 of the Plan shall not be used to satisfy the obligations of the Company or any Member of the Group to a US Participant, except to the extent that:

2.6.1	such trust and such money, shares or other assets held by such trust are located within the jurisdiction of the United States of America, and

2.6.2	the assets of the trust remain subject to the claims of the Company’s and the Member’s of the Group’s creditors in the event of insolvency.

No guarantee or indemnity shall be obtained with respect to obligations that are owed to a US Participant under the Plan.

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